Exhibit 99.01

Continucare Expands Service Offerings Through Acquisition of Sleep Diagnostic Centers

David Neel Appointed President of Seredor Corporation, a Newly Established Subsidiary to Manage Sleep Diagnostic Centers

MIAMI--(BUSINESS WIRE)--August 13, 2009--Continucare Corporation (NYSE Amex:CNU) announced today that it has expanded its service offerings through the acquisition of Professional Sleep Diagnostics, Inc., a full service operator of sleep diagnostic centers. The most common sleep disorder, obstructive sleep apnea or OSA, is a serious health condition that afflicts more than 18 million adults in the United States.

“Sleep medicine is an important and growing discipline,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “The acquisition of Professional Sleep Diagnostics allows us to tap a large, growing and highly fragmented market in which over time we intend to become a leader. Beyond the attractive growth prospects of sleep diagnostic services, we believe this acquisition is strategically attractive in that it will diversify our revenue, profit and cash flow base.”

Continucare’s sleep service activities will be conducted through its newly established subsidiary, Seredor Corporation. David Neel has been named President of Seredor and will oversee Continucare’s sleep services activities. He has over 20 years health care management experience with a strong focus on sales and marketing activities.

Commenting on his appointment David Neel said, “This is an exciting opportunity. I share Continucare’s vision for Seredor and with the acquisition of Professional Sleep Diagnostics, we have an excellent platform to develop Seredor into a leader in sleep diagnostic services.”

About Professional Sleep Diagnostics, Inc.

Professional Sleep Diagnostics operates and manages sleep diagnostic centers at 13 locations in South Carolina, North Carolina, West Virginia, Virginia, Colorado and Ohio. The centers conduct sleep studies to determine whether patients suffer from sleep disorders and, if so, the severity of the condition. Professional Sleep Diagnostics clinical staff is expertly trained in sleep disorders and works in partnership with physicians, neurologists, respiratory therapists, and other clinicians utilizing state-of-the-art equipment to effectively diagnose and treat patients.

About Obstructive Sleep Apnea

OSA is a serious, though often undiagnosed sleep disorder that afflicts more than 18 million adults in the United States. OSA sufferers stop breathing repeatedly during sleep in intervals that may last 10 seconds to a minute or longer. Key symptoms of OSA include daytime sleepiness, loud snoring, gasping or choking during sleep, and depression and irritability. OSA is most common among people who are obese. OSA increases the risk of hypertension, heart disease, mood and memory problems. It also increases the risks of automobile crashes and other accidents.

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, the risk that we are not able to recognize the benefits of our acquisitions, the risk that we are not able to successfully integrate the acquired businesses, the risk that the current trend in revenue or income growth may not continue or may be less than anticipated, risks and uncertainties relating to our ability to implement our growth strategy and to manage future growth, including our ability to achieve expected levels of patient volumes and control the costs of providing services, risks relating to our ability to effectively maintain or improve our medical management capabilities and control costs, risks relating to pricing and other pressures exerted on us by managed care organizations, the risk that the impact of the Medicare Risk Adjustment on payments we receive for our managed care operations may not continue to be positive for us and that risk corridor adjustment charges in future periods may be greater than in the past, the risk that future legislation, changes in governmental regulations, including possible changes in Medicare programs, could adversely impact our operations or reduce reimbursements to health care providers and insurers, risks and uncertainties relating to our current dependence on three HMOs for substantially all of our revenues, including the loss of our managed care agreements with any of these HMOs and our ability to work together effectively with our HMO affiliates, uncertainties relating to technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, inflationary trends in health care costs, and general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTACT:
Continucare Corporation
Fernando L. Fernandez, Senior Vice President – Finance
305-500-2105